Exhibit 10.1

September 5, 2013

Omid Tahernia, President & CEO

c/o Ikanos Communications, Inc.

47669 Fremont Boulevard

Fremont, California 94538

Dear Omid:

Pursuant to a decision by the Compensation Committee of the Board of Directors, we have agreed to the following modifications to your offer letter dated May 30, 2012 (the “Offer Letter”), as follows:

Section (e) of your Offer Letter shall be revised to add a new section (e)(1)(v), which shall read:

“(v) except as the Board of Directors or Compensation Committee may otherwise provide in an award agreement specifically referencing this provision, accelerated vesting of the unvested portion of any stock option, restricted stock, restricted stock unit, or other equity grant held by you, other than the Time-Based Options Shares or Performance-Based Option Shares, that would have vested during the period through and including the last day of the calendar quarter that falls on (if your termination date is the last day of a calendar quarter), or the first such date that falls after (if your termination date is not the last day of a calendar quarter), the one-year anniversary of your termination date.”

And a new section (e)(2)(v), which shall read:

“(v) except as the Board of Directors or Compensation Committee may otherwise provide in an award agreement specifically referencing this provision, one hundred percent (100%) of the unvested portion of any stock option, restricted stock, restricted stock unit, or other equity grant held by you, other than the Time-Based Options Shares or Performance-Based Option Shares, shall automatically be accelerated in full so as to become completely vested upon such termination or, if later, the close of the Change of Control.”

No other provision in your Offer Letter, other than as specifically set forth here, shall be deemed to have been changed. If the above modifications to your Offer Letter are acceptable to you, please signed where indicated below.

Very sincerely yours,

Ikanos Communications, Inc.

/s/ George Pavlov
George Pavlov
Chairman, Compensation Committee of the Board of Directors

AGREED AND ACCEPTED:

/s/ Omid Tahernia
Omid Tahernia